Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy Completes Acquisition of Global Ethanol, LLC

OMAHA, NE (GLOBE NEWSWIRE) – October 22, 2010 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today that it completed the previously-announced acquisition of Global Ethanol, LLC. The addition of the two Global plants increases Green Plains’ capacity by 31% to approximately 657 million gallons per year. Green Plains now expects to market and distribute more than one billion gallons of ethanol on an annual basis.

At the execution of the definitive agreement, the transaction was valued at approximately $169.2 million of which $147.6 million was paid for the Global ethanol production facilities with the balance for working capital. The value of the transaction includes the assumption of outstanding debt, which totaled approximately $98.7 million at that time. Upon completion of the acquisition, all outstanding units of Global were exchanged, in the aggregate, for 4,386,027 shares of restricted common stock of Green Plains, warrants to purchase 700,000 shares of restricted common stock of Green Plains and $20.0 million in cash. The warrants are not transferable, except in certain limited circumstances, and will be exercisable for a period of three years from the closing date at a price of $14.00 per share.

“We are delighted to complete this transaction and believe the transition of these two operating plants into our diversified platform will be accomplished quickly,” said Todd Becker, President and CEO of Green Plains Renewable Energy. “We welcome the 94 employees at these plants to our team.”

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of eight ethanol plants in Indiana, Iowa, Michigan, Nebraska and Tennessee with annual expected operating capacity totaling approximately 657 million gallons. Green Plains also markets and distributes ethanol for four third-party ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in Iowa, southern Minnesota and western Tennessee.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “estimates,” “expects,” “will,” “predicts,” “intends,” “plans,” “believes,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, risks associated with the successful integration and profitable operation of the acquired company, competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:	Investor Contact:
Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217